Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP
OF

FELCOR LODGING LIMITED PARTNERSHIP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of FelCor Lodging Limited Partnership (the “Partnership”), is made as of August 31, 2017 (the “Effective Date”), by and between Rangers General Partner, LLC, a Delaware limited liability company, as the sole general partner (the “General Partner”), and FelCor Holdings Trust, a Massachusetts business trust, as the limited partner (the “Limited Partner”).  The General Partner and the Limited Partner are referred to herein collectively as the “Partners.”

RECITALS:

A.                                    The Partners have formed a limited partnership pursuant to the laws of the State of Delaware and the Delaware Revised Uniform Limited Partnership Act, as amended (the “Act”) for the purposes set forth in this Agreement; and

B.                                    The Partnership, which was formerly known as FelCor Suites Limited Partnership, was formed pursuant to the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on May 23, 1994 (the “Certificate of Limited Partnership”).

WITNESSETH: The Partners, intending to be legally bound, agree as follows:

1.                                      Name.  The name of the limited partnership is FelCor Lodging Limited Partnership.

2.                                      Purposes.  The business and purposes of the Partnership shall be to engage in all activities that limited partnerships may engage in under the Act.  The Partnership may sell or otherwise dispose of all or substantially all of its assets and any such sale or disposition shall be considered to be within the scope of the Partnership’s business.

3.                                      Registered Office.  The Partnership’s registered agent for service of process and registered office in the State of Delaware shall be that Person and location reflected in the Partnership’s Certificate of Limited Partnership.  The General Partner may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State of the State of Delaware.  If the registered agent ceases to act as such for any reason or the registered office shall change, the General Partner shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

4.                                      Partners.  The names and the business, residence or mailing address of the General Partner and the Limited Partner are as set forth on Exhibit A attached hereto.

5.                                      Powers.

(a)                                 The powers of the General Partner include all powers, statutory and otherwise, possessed by a general partner under the laws of the State of Delaware.

(b)                                 Except as provided herein, the management of the Partnership shall be vested exclusively in the General Partner.  Except as provided herein, the Limited Partner shall have no part in the operation or management of the Partnership and shall have no authority or right to act on behalf of or to bind the Partnership in connection with any matter.

(c)                                  The General Partner shall have the exclusive right, power and authority on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership and to perform all acts in furtherance thereof, including, without limitation, (i) to incur debt and other liabilities on behalf of the Partnership or merge or consolidate the Partnership with and into another entity, (ii) to acquire or sell any assets of the Partnership, (iii) to provide indemnities or guaranties in the name and on behalf of the Partnership, (iv) to execute, deliver and perform (or cause the Partnership to perform) any and all agreements, instruments or other documents on behalf of the Partnership and (v) to take any and all other actions it deems necessary or desirable for the furtherance of the objects and purposes of the Partnership.

(d)                                 The Limited Partner agrees that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Limited Partner and its successors and assigns.

6.                                      Term; Dissolution.  The term of the Partnership shall continue in full force and effect until the Partnership is dissolved as provided herein.  The Partnership shall dissolve, and its affairs shall be wound up, at such earlier time as (a) all of the Partners of the Partnership approve in writing or (b) an entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act.  The General Partner shall not have the right to withdraw as a general partner of the Partnership.  Upon the filing of a voluntary or involuntary petition for relief under Title 11 of the United States Code by or against the General Partner or the occurrence of any other event of withdrawal of the General Partner, as defined in Section 17-402 of the Act, the Partners agree to continue the business of the Partnership and to, effective as of the date of withdrawal of the General Partner, appoint one or more additional general partners of the Partnership.

7.                                      Capital Contributions.  As of the date hereof, the Partners of the Partnership have contributed amounts, in cash, and no other property, to the Partnership in the following relative percentages:

General Partner	1%

Limited Partner	99%

8.                                      Additional Contributions.  No Partner of the Partnership is required to make any additional capital contribution to the Partnership.

9.                                      Allocations of Profit and Losses.

(a)                                 The Partnership’s profits and losses shall be allocated in proportion to the respective percentage interests of the Partners of the Partnership.

(b)                                 The fiscal year of the Partnership for financial statement and federal income tax purposes shall be the calendar year or shall end on such other date determined by the General Partner as may be permitted or required by the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

10.                               Distributions.  At the time or times determined by the General Partner, the General Partner shall cause the Partnership to distribute any cash held by it that is not reasonably necessary for the operation of the Partnership.  Cash available for distribution shall be distributed to the Partners of the Partnership in proportion to the respective percentage interests of the Partners of the Partnership.

11.                               Assignments.  The Partners may assign, pledge, hypothecate or otherwise transfer all or any part of their partnership interests in the Partnership.

12.                               Withdrawal.  No right is given to any Partner of the Partnership to withdraw from the Partnership.

13.                               Additional Partners.

(a)                                 No additional limited partners (“Additional Limited Partners”) may be admitted to the Partnership without the consent of all of the Partners to the Partnership.

(b)                                 After the admission of any Additional Limited Partner pursuant to this Section 13, the Partnership shall continue as a limited partnership under the Act.

(c)                             The admission of Additional Limited Partners to the Partnership pursuant to this Section 13 shall be accomplished by the amendment of this Agreement and, if required by the Act, the filing of an appropriate amendment of the Partnership’s Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware.

14.                               Liability of Partners.  Except as provided herein or by the Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners.  The Limited

Partner shall have no liability under this Agreement except as specifically provided herein or by the Act.  The Limited Partner shall not be liable for the repayment or discharge of the debts or obligations of the Partnership beyond the extent of the Limited Partner’s capital contribution.

15.                               Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

16.                               Counterparts.  This Agreement may be executed in multiple counterparts.  Each counterpart shall be an original, but altogether shall constitute one and the same instrument.

17.                               Indemnification of Indemnified Persons.  In the event that the General Partner, or any of its direct or indirect partners, members, directors, officers, stockholders, employees, incorporators, agents, affiliates or controlling persons (collectively, the “Indemnified Persons,” each, including the General Partner, an “Indemnified Person”), becomes involved, in any capacity, in any threatened, pending or completed, action, proceeding or investigation, in connection with any matter arising out of or relating to the Partnership’s business or affairs, the Partnership will periodically reimburse such Indemnified Person for its legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, provided that such Indemnified Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation as provided in the exception contained in the next succeeding sentence.  To the fullest extent permitted by law, the Partnership also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Partnership’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance, gross negligence or bad faith of such Indemnified Person.  If for any reason (other than the willful misfeasance, gross negligence, or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Partnership shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Partnership on the one hand and such Indemnified Person on the other hand but also the relative fault of the Partnership and such Indemnified Person, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Partnership under this Section 17 shall be in addition to any liability which the Partnership may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Partnership and any Indemnified Person.  The reimbursement, indemnity and contribution obligations of the Partnership under this Section 17 shall be limited to the Partnership’s assets, and no Limited Partner shall have any personal liability on account thereof.  The foregoing provisions shall survive any termination of this Agreement.

18.                               Tax Characterization and Returns.  It is the intention of the Partners that the Partnership be disregarded from RLJ Lodging Trust, L.P. for federal income and all relevant state and local tax purposes; provided, however, that nothing in this Section 18 shall be interpreted to prohibit or impede a transfer of an interest in the Partnership.  The General Partner shall file (and is hereby authorized to file) any necessary tax returns to effect or maintain such classification or otherwise required to be filed by or on behalf of the Partnership with any tax authorities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement of Limited Partnership of FelCor Lodging Limited Partnership as of the date first written above.

GENERAL PARTNER:

Rangers General Partner, LLC,
a Delaware limited liability company

By:	RLJ Lodging Trust, L.P.,
a Delaware limited partnership,
its sole member

By:	RLJ Lodging Trust,
a Maryland real estate investment trust,
its sole general partner

	By:	/s/ Ross H. Bierkan
Ross H. Bierkan,
President and Chief Executive Officer

LIMITED PARTNER:

FelCor Holdings Trust,
A Massachusetts business trust

	By:	/s/ Ross H. Bierkan
Ross H. Bierkan,
President and Chief Executive Officer

Exhibit A

General Partner

Rangers General Partner, LLC

3 Bethesda Metro Center

Suite 1000

Bethesda, Maryland 20814

Limited Partner

FelCor Holdings Trust

3 Bethesda Metro Center

Suite 1000

Bethesda, Maryland 20814